Exhibit 99.1

Essential Properties Announces Fourth Quarter 2018 Results

- Closed Investments of $103.7 Million at a 7.6% Weighted Average Cash Cap Rate -

- Same-Store Contractual Cash NOI Grew 1.9% in the Fourth Quarter -

- Reiterates 2019 AFFO per Share Guidance Range -

- Added to the MSCI U.S. REIT Index (RMZ) -

February 27, 2019

PRINCETON, N.J.--(BUSINESS WIRE)--Essential Properties Realty Trust, Inc. (NYSE: EPRT; “Essential Properties” or the “Company”), today announced operating results for the three months and the year ended December 31, 2018.

Fourth Quarter 2018 Financial and Operating Highlights

•	Ended the fourth quarter with 100% occupancy, 14.2 years of weighted-average lease term (“WALT”) and a weighted average rent coverage ratio of 2.8x
•	Grew Same-Store Contractual Cash Rents and NOI by 1.8% and 1.9%, respectively
•	Reduced top 10 tenant concentration to 33.1%, a 200 bps sequential decline
•	Invested $103.7 million in 39 properties at a 7.6% weighted average cash cap rate
•	Net income increased to $8.3 million, or $0.13 per share on a fully diluted basis
•	Increased Funds from Operations (“FFO”) to $17.4 million, or $0.28 per share on a fully diluted basis
•	Increased Adjusted Funds from Operations (“AFFO”) to $17.0 million, or $0.27 per share on a fully diluted basis

Full Year 2018 Financial and Operating Highlights

•	Invested $515.9 million in 215 properties at a 7.6% weighted average cash cap rate
•	Net income increased to $20.6 million
•	Increased FFO to $51.0 million
•	Increased AFFO to $48.4 million

CEO Comments

Commenting on the fourth quarter results, Essential Properties’ President and Chief Executive Officer, Pete Mavoides, said, “I am proud of the team’s accomplishments during the fourth quarter and our full year results. During 2018, we grew our portfolio 48% by investing $516 million into 215 single-tenant properties. This investment activity served to further diversify our net lease portfolio, lower our top 10 tenant concentration, lengthen our WALT, and most importantly, meaningfully grow our earnings. In addition, our newer vintage portfolio performed well with same-store contractual cash NOI increasing 1.9% in the quarter and occupancy finishing the year at 100%. Combining our conservative leverage profile with our robust investment pipeline, we are well positioned to continue to deliver high quality earnings growth for investors. Lastly, we were pleased to be added to the MSCI U.S. REIT Index (RMZ) effective as of the end of February.”

Financial Results

Total Revenue

Total revenue for the quarter ended December 31, 2018 increased to $28.7 million, as compared to $17.5 million for the same quarter in 2017.

Total revenue for the year ended December 31, 2018 increased to $96.2 million, as compared to $54.4 million for the same period in 2017.

Net Income

Net income for the quarter ended December 31, 2018 increased to $8.3 million, as compared to $3.1 million for the same quarter in 2017.

Net income for the year ended December 31, 2018 increased to $20.6 million, as compared to $6.3 million for the same period in 2017.

Funds from Operations

FFO for the quarter ended December 31, 2018 increased to $17.4 million, as compared to $7.3 million for the same quarter in 2017.

FFO for the year ended December 31, 2018 increased to $51.0 million, as compared to $21.4 million for the same period in 2017.

Adjusted Funds from Operations

AFFO for the quarter ended December 31, 2018 increased to $17.0 million, as compared to $6.8 million for the same quarter in 2017.

AFFO for the year ended December 31, 2018 increased to $48.4 million, as compared to $20.3 million for the same period in 2017.

Dividend Information

As previously announced, on December 10, 2018 Essential Properties declared a cash dividend of $0.21 per share of common stock for the quarter ended December 31, 2018. The dividend was paid on January 14, 2019 to stockholders of record as of the close of business on December 31, 2018.

Net Investment Activity

Acquisitions

During the quarter ended December 31, 2018, Essential Properties invested $103.7 million in 39 properties in 24 separate transactions at a weighted average cash and GAAP cap rate of 7.6% and 8.5%, respectively. These properties are 100% leased with a WALT of 16.6 years. As a percentage of cash ABR, 83.1% of the Company’s acquisitions for the quarter ended December 31, 2018 came from sale-leaseback transactions, 57.2% were subject to a master lease and 89.8% are required to provide the Company with financial reporting. However, the Company obtained unit-level financial reporting for all acquisitions during the quarter ended December 31, 2018 through existing relationships with tenants.

During the year ended December 31, 2018, Essential Properties invested $515.9 million in 215 properties in 97 separate transactions at a weighted average cash and GAAP cap rate of 7.6% and 8.6%, respectively. These properties are 100% leased with a WALT of approximately 16.4 years. As a percentage of cash ABR, 82.2% of the Company’s acquisitions for the year ended December 31, 2018 came from sale-leaseback transactions, 64.7% were subject to a master lease and 96.5% are required to provide the Company with financial reporting. However, the Company obtained unit-level financial reporting for all acquisitions during the year ended December 31, 2018 through existing relationships with tenants.

Dispositions

During the three months ended December 31, 2018, Essential Properties sold 8 properties for $19.5 million, with a net gain on sales of $0.3 million. The disposition weighted average cash cap rate on the seven leased properties sold in the three months ended December 31, 2018 was 6.9%.

During the year ended December 31, 2018, Essential Properties sold 45 properties for $60.4 million, with a net gain on sales of $5.4 million. Excluding one property sold pursuant to a tenant purchase option and the sale of one leasehold property, the disposition weighted average cash cap rate on the 37 leased properties sold in the year ended December 31, 2018 was 6.9%.

Portfolio Update

Portfolio Highlights

As of December 31, 2018, Essential Properties’ portfolio consisted of 677 freestanding net lease properties, which included 12 properties that secure mortgage notes receivable, with a WALT of 14.2 years and a weighted average rent coverage ratio of 2.8x. As of the same date, the portfolio was 100% occupied by 161 tenants operating 180 different concepts across 43 states in 15 distinct industries. At year end, 91.1% of the Company’s cash ABR was generated from tenants that operate service-oriented or experience-based businesses, and 67.4% of its cash ABR was derived from properties subject to a master lease.

Leasing Activity

During the year ended December 31, 2018, Essential Properties renewed 12 leases at a 96.9% recovery rate vs. prior cash rents and signed three new leases without vacancy at a 102.2% recovery rate. In total, the Company recovered 99.4% of prior cash rents from leasing efforts during the year ended December 31, 2018, which amounted to 2.0% of its cash ABR as of December 31, 2018.

Leverage and Balance Sheet and Liquidity

Leverage

As of December 31, 2018, the Company’s ratio of net debt to Annualized Adjusted EBITDAre was 5.2x.

Balance Sheet and Liquidity

Essential Properties had outstanding borrowings of $34.0 million under its $300 million unsecured credit facility as of December 31, 2018. The credit facility includes an accordion feature to increase, subject to certain conditions, the maximum availability of the facility by up to $200 million. In addition, the Company had $16.2 million of cash and cash equivalents and restricted cash as of December 31, 2018.

2019 Guidance

The Company reiterates its previously issued expectation that 2019 AFFO per share will be within a range of $1.11 to $1.15. This AFFO per share guidance equates to anticipated net income, excluding gains or losses on sales of property, of $0.50 to $0.54 per share, plus $0.63 to $0.64 per share of expected real estate depreciation and amortization, minus $0.02 to $0.03 per share related to non-cash items.

Conference Call Information

In conjunction with the release of Essential Properties’ operating results, the Company will host a conference call on February 28, 2019 at 10:00 a.m. EST to discuss the results. To access the conference, dial (866) 682-6100. A live webcast will also be available in listen-only mode by clicking on the webcast link in the Investor Relations section at www.essentialproperties.com.

A telephone replay of the conference call can also be accessed by calling (877) 481-4010 and entering the access code: 42849. The telephone replay will be available through March 13, 2019.

A replay of the conference call webcast will be available approximately two hours after the conclusion of the live broadcast. The webcast replay will be available for 90 days. No access code is required for this replay.

Supplemental Materials

The Company’s Supplemental Operating & Financial Data—Fourth Quarter Ended December 31, 2018 are available on Essential Properties’ website at investors.essentialproperties.com.

About Essential Properties Realty Trust, Inc.

Essential Properties Realty Trust, Inc. is an internally managed real estate company that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of December 31, 2018, the Company’s portfolio consisted of 677 freestanding net lease properties with a weighted average lease term of 14.2 years and a weighted average rent coverage ratio of 2.8x. As of the same date, the Company’s portfolio was 100.0% leased to 161 tenants operating 180 different concepts in 15 distinct industries across 43 states.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. When used in this press release, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately” or “plan,” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management.  Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and the Company may not be able to realize them. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law. In light of these risks and uncertainties, the forward-looking events discussed in this press release might not occur as described, or at all.

Additional information concerning factors that could cause actual results to differ materially from these forward-looking statements is contained from time to time in the company’s Securities and Exchange Commission (the "Commission”) filings, including, but not limited to, the Company’s Quarterly Reports on Form 10-Q. Copies of each filing may be obtained from the Company or the Commission. Such forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release.

The results reported in this press release are preliminary and not final. There can be no assurance that these results will not vary from the final results reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 that it will file with the Commission.

Non-GAAP Financial Measures and Certain Definitions

The Company’s reported results are presented in accordance with GAAP. The Company also discloses the following non-GAAP financial measures: funds from operations (“FFO”), adjusted funds from operations (“AFFO”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA further adjusted to exclude gains (or losses) on sales of depreciable property and real estate impairment losses (“EBITDAre”), net debt, net operating income

(“NOI”) and cash NOI (“Cash NOI”). The Company believes these non-GAAP financial measures are accepted industry measures used by analysts and investors to compare the operating performance of REITs.

FFO and AFFO

The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"). NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), including the pro rata share of such adjustments of unconsolidated subsidiaries. FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales (which are dependent on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions).

To derive AFFO, the Company modifies the NAREIT computation of FFO to include other adjustments to GAAP net income related to certain items that it believes are not indicative of the Company’s core operating performance, including straight-line rental revenue, non-cash interest expense, non-cash compensation expense, amortization of market lease-related intangibles, amortization of capitalized lease incentives, capitalized interest expense, transaction costs and other non-cash charges. Such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. The Company believes that AFFO is an additional useful supplemental measure for investors to consider because it will help them to better assess the Company’s operating performance without the distortions created by non-cash and certain other revenues and expenses.

FFO and AFFO do not include all items of revenue and expense included in net income, nor do they represent cash generated from operating activities, and they are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operations as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures. FFO and AFFO may not be comparable to similarly titled measures reported by other companies.

EBITDA and EBITDAre

The Company calculates EBITDA as earnings before interest, income taxes and depreciation and amortization. In 2017, NAREIT issued a white paper recommending that companies that report EBITDA also report EBITDAre. The Company computes EBITDAre in accordance with the definition adopted by NAREIT. NAREIT defines EBITDAre as EBITDA (as defined above) excluding gains (or losses) from the sales of depreciable property and real estate impairment losses. The Company presents EBITDA and EBITDAre as they are measures commonly used in its industry and the Company believes that these measures are useful to investors and analysts because they provide important supplemental information concerning its operating performance, exclusive of certain non-cash items and other costs. The Company uses EBITDA and EBITDAre as measures of its operating performance and not as measures of liquidity.

EBITDA and EBITDAre are not measures of financial performance under GAAP, and the Company’s EBITDA and EBITDAre may not be comparable to similarly titled measures reported by other companies. You should not consider EBITDA and EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

Net Debt

The Company calculates its net debt as our gross debt (defined as total debt plus net deferred financing costs on its secured borrowings) less cash and cash equivalents and restricted cash deposits held for the benefit of lenders. The Company believes excluding cash and cash equivalents and restricted cash deposits held for the benefit of lenders from gross debt, all of which could be used to repay debt, provides an estimate of the net contractual amount of borrowed capital to be repaid, which it believes is a beneficial disclosure to investors and analysts.

NOI and Cash NOI

The Company calculates NOI as total revenues less property expenses. NOI excludes all other items of expense and income included in the financial statements in calculating net income or loss. Cash NOI further excludes non-cash items included in total revenues and property expenses, such as straight-line rental revenue, amortization of capitalized lease incentives, amortization of market lease-related intangibles and other non-cash charges. The Company believes NOI and Cash NOI provide useful and relevant information because they reflect only those income and expense items that are incurred at the property level and present such items on an unlevered basis.

NOI and Cash NOI are not measures of financial performance under GAAP, and the Company’s NOI and Cash NOI may not be comparable to similarly titled measures reported by other companies. You should not consider the Company’s NOI and Cash NOI as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

Adjusted EBITDAre / Adjusted NOI / Adjusted Cash NOI

The Company adjusts EBITDAre, NOI and Cash NOI based on an estimate calculated as if all acquisition and disposition activity that took place during the current quarter had occurred on the first day of the quarter. The Company then annualizes these estimates for the current quarter by multiplying them by four, which it believes provides a meaningful estimate of the Company’s current run rate for all properties owned as of the end of the current quarter. You should not unduly rely on these measures as they are based on assumptions and estimates that may prove to be inaccurate. The Company’s actual reported EBITDAre, NOI and Cash NOI for future periods may be significantly less than these estimates of current run rates for a variety of reasons.

Cash ABR

Cash ABR means annualized contractually specified cash base rent in effect as of the end of the current quarter for all of the Company’s leases (including those accounted for as direct financing leases) commenced as of that date and annualized cash interest on its mortgage loans receivable as of that date.

Cash Cap Rate

Cash Cap Rate means annualized contractually specified cash base rent for the first full month after acquisition or disposition divided by the purchase or sale price, as applicable, for the property.

GAAP Cap Rate

GAAP Cap Rate means annualized rental income computed in accordance with GAAP for the first full month after acquisition divided by the purchase price, as applicable, for the property.

Rent Coverage Ratio

Rent coverage ratio means the ratio of tenant-reported or, when unavailable, management’s estimate based on tenant-reported financial information, annual EBITDA and cash rent attributable to the leased property (or properties, in the case of a master lease) to the annualized base rental obligation as of a specified date.

Essential Properties Realty Trust, Inc.

Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except share and per share data)	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Revenues:
Rental revenue[1]	$27,825	$17,268	$94,944	$53,373
Interest income on loans and direct financing leases	277	63	656	293
Other revenue[2]	548	135	623	783
Total revenues	28,650	17,466	96,223	54,449

Expenses:
Interest	6,718	7,382	30,192	22,574
General and administrative	3,891	2,163	13,762	8,775
Property expenses[3]	759	470	1,980	1,547
Depreciation and amortization	8,510	6,275	31,352	19,516
Provision for impairment of real estate	977	941	4,503	2,377
Total expenses	20,855	17,231	81,789	54,789
Other operating income:
Gain on dispositions of real estate, net	345	3,012	5,445	6,748
Income from operations	8,140	3,247	19,879	6,408
Other income:
Interest	211	26	930	49
Income before income tax expense	8,351	3,273	20,809	6,457
Income tax expense	52	128	195	161
Net income	8,299	3,145	20,614	6,296
Net income attributable to non-controlling interests	(2,519)	—	(5,001)	—
Net income attributable to stockholders and members	$5,780	$3,145	$15,613	$6,296

Basic weighted-average shares outstanding	43,057,802
Basic net income per share	$0.13
Diluted weighted-average shares outstanding	62,217,218
Diluted net income per share	$0.13

1.

Includes contingent rent (based on a percentage of the tenant's gross sales at the leased property) of $205 and $195 for the three months ended December 31, 2018 and 2017 and $1,082 and $1,123 for the years ended December 31, 2018 and 2017, respectively.

2.	Includes reimbursable income from our tenants of $502 and $109 for the three months ended December 31, 2018 and 2017 and $589 and $120 for the years ended December 31, 2018 and 2017, respectively.
3.	Includes reimbursable expenses from our tenants of $502 and $17 for the three months ended December 31, 2018 and 2017 and $534 and $27 for the years ended December 31, 2018 and 2017, respectively.

Essential Properties Realty Trust, Inc.

Consolidated Balance Sheets

(in thousands, except share, per share, unit and per unit amounts)	December 31, 2018	December 31, 2017
	(Unaudited)	(Audited)
ASSETS
Investments:
Real estate investments, at cost:
Land and improvements	$420,848	$278,985
Building and improvements	885,656	584,385
Lease incentive	2,794	2,275
Construction in progress	1,325	4,076
Intangible lease assets	66,421	62,453
Total real estate investments, at cost	1,377,044	932,174
Less: accumulated depreciation and amortization	(51,855)	(24,825)
Total real estate investments, net	1,325,189	907,349
Loans and direct financing lease receivables, net	17,505	2,725
Real estate investments held for sale, net	—	4,173
Net investments	1,342,694	914,247
Cash and cash equivalents	4,236	7,250
Restricted cash	12,003	12,180
Straight-line rent receivable, net	14,255	5,498
Prepaid expenses and other assets, net	7,712	3,045
Total assets	$1,380,900	$942,220

LIABILITIES AND EQUITY
Secured borrowings, net of deferred financing costs	$506,116	$511,646
Notes payable to related party	—	230,000
Revolving credit facility	34,000	—
Intangible lease liabilities, net	11,616	12,321
Intangible lease liabilities held for sale, net	—	129
Dividend payable	13,189	—
Accrued liabilities and other payables	4,938	6,722
Total liabilities	569,859	760,818
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; 150,000,000 authorized; none issued and outstanding as of December 31, 2018	—	—
Common stock, $0.01 par value; 500,000,000 authorized; 43,749,092 issued and outstanding as of December 31, 2018	431	—
Additional paid-in capital	569,407	—
Distributions in excess of cumulative earnings	(7,659)	—
Members' equity:
Class A units, $1,000 per unit, 83,700 issued and outstanding as of December 31, 2017	—	86,668
Class B units, 8,550 issued, 1,610 vested and outstanding as of December 31, 2017	—	574
Class C units, $1,000 per unit, 91,450 issued and outstanding as of December 31, 2017	—	94,064
Class D Units, 3,000 issued, 600 vested and outstanding as of December 31, 2017	—	96
Total stockholders' / members' equity	562,179	181,402
Non-controlling interests	248,862	—
Total equity	811,041	181,402
Total liabilities and equity	$1,380,900	$942,220

Essential Properties Realty Trust, Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended December 31,		Year Ended December 31,
(unaudited, in thousands except per share amounts)	2018	2017	2018	2017
Net income	$8,299	$3,145	$20,614	$6,296
Depreciation and amortization of real estate	8,496	6,274	31,335	19,513
Provision for impairment of real estate	977	941	4,503	2,377
Gain on dispositions of real estate, net	(345)	(3,012)	(5,445)	(6,748)
Funds from Operations	17,427	7,348	51,007	21,438
Adjustments:
Straight-line rental revenue, net	(2,499)	(1,178)	(8,214)	(4,254)
Non-cash interest expense	816	574	2,798	1,884
Non-cash compensation expense	1,042	260	2,440	841
Amortization of market lease-related intangibles	52	(196)	336	531
Amortization of capitalized lease incentives	43	38	159	139
Capitalized interest expense	(11)	(93)	(225)	(242)
Transaction costs	(1)	—	57	—
Other non-cash items	84	—	84	—
Adjusted Funds from Operations	$16,953	$6,753	$48,442	$20,337

Net income per share[1]:
Basic	$0.13
Diluted	$0.13
FFO per share[1]:
Basic	$0.28
Diluted	$0.28
AFFO per share[1]:
Basic	$0.27
Diluted	$0.27

1.	Calculations exclude $145 from the numerator related to dividends paid on our unvested restricted share awards.

Essential Properties Realty Trust, Inc.

Reconciliation of Non-GAAP Financial Measures

Three Months Ended
(in thousands)	December 31, 2018
Net income	$8,299
Depreciation and amortization	8,510
Interest expense	6,718
Interest income	(211)
Income tax expense	52
EBITDA	23,368
Provision for impairment of real estate	977
Gain on dispositions of real estate, net	(345)
EBITDAre	24,000
Adjustment for current quarter acquisition and disposition activity[1]	1,396
Adjusted EBITDAre	25,396
General and administrative	3,891
Adjusted net operating income ("NOI")	29,287
Straight-line rental revenue, net[1]	(2,542)
Amortization of market lease-related intangibles	52
Amortization of capitalized lease incentives	43
Other non-cash items	5
Adjusted Cash NOI	$26,845

Annualized EBITDAre	$96,000
Annualized Adjusted EBITDAre	$101,584
Annualized Adjusted NOI	$117,148
Annualized Adjusted Cash NOI	$107,380

1.	Adjustment assumes all acquisitions and dispositions of real estate investments made during the three months ended December 31, 2018 had occurred on October 1, 2018.

Essential Properties Realty Trust, Inc.

Reconciliation of Non-GAAP Financial Measures

(dollars in thousands, except per share amounts)	December 31, 2018
Secured debt:
Series 2016-1, Class A	$255,078
Series 2016-1, Class B	17,244
Series 2017-1, Class A	227,129
Series 2017-1, Class B	15,669
Total secured debt	515,120

Unsecured debt:
Revolving credit facility[1]	34,000
Total unsecured debt	34,000
Gross debt	549,120
Less: cash & cash equivalents	(4,236)
Less: restricted cash deposits held for the benefit of lenders	(12,003)
Net debt	532,881

Equity:
Preferred stock	—
Common stock & OP units (62,805,644 shares @ $13.84/share as of 12/31/18)[2]	869,230
Total equity	869,230
Total enterprise value ("TEV")	$1,402,111

Net debt / TEV	38.0%
Net debt / Annualized EBITDAre	5.6	x
Net debt / Annualized Adjusted EBITDAre	5.2	x

1.

The Company’s revolving credit facility provides a maximum aggregate initial original principal amount of up to $300 million and includes an accordion feature to increase, subject to certain conditions, the maximum availability of the facility by up to $200 million.

2.	Common equity & units as of December 31, 2018, based on 43,749,092 common shares outstanding (including unvested restricted share awards) and 19,056,552 OP units held by non-controlling interests.

Investor/Media:

Essential Properties Realty Trust, Inc.

Daniel Donlan

Senior Vice President, Capital Markets

609-436-0619

info@essentialproperties.com

Source: Essential Properties Realty Trust, Inc.